CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to the references to our firm in the Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated February 9, 1997 on the financial statements and financial highlights of the Matrix Growth Fund and the Matrix Emerging Growth Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 1996 Annual Report to Shareholders which are incorporated by reference into the Statements of Additional Information.




                                        Joseph Decosimo & Company, PLL


Cincinnati, Ohio
April 24, 1997